Exhibit (l)(1)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

November 1, 2013

TCP Capital Corp.
2951 28th Street, Suite 1000
Santa Monica, California 90405

RE:         TCP Capital Corp.

Shelf Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to TCP Capital Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form N-2 filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 1, 2013, under the Securities Act of 1933 (the “Securities Act”) (the “Registration Statement”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Rules and Regulations”), of an unspecified amount of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate gross sales price not to exceed $250,000,000.

This opinion is being furnished in accordance with the requirements of sub paragraph (l) of item 25.2 of part C of Form N-2.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of: (i) the Registration Statement; (ii) the Certificate of Incorporation of the Company, as amended to date (the “Certificate of Incorporation”); (iii) the By-laws of the Company, as amended to date (the “By-Laws”); and (iv) certain resolutions of the Board of Directors of the Company (the “Board of Directors”) relating to the issuance, sale and registration of the Common Stock.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

TCP Capital Corp.

November 1, 2013

Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware (the “DGCL”). We do not express any opinion with respect to the law of any jurisdiction other than the DGCL or as to the effect of any such non-DGCL law on the opinions herein stated. The Common Stock may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that with respect to any shares of Common Stock to be offered by the Company pursuant to the Registration Statement (the “Offered Common Stock”), when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act, (ii) an appropriate prospectus supplement with respect to the Offered Common Stock has been prepared, delivered and filed in compliance with the Securities Act and the applicable Rules and Regulations, (iii) if the Offered Common Stock is to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Offered Common Stock has been duly authorized, executed and delivered by the Company and the other parties thereto, (iv) the Board of Directors, including any appropriate committee appointed thereby, have taken all necessary corporate action to approve the issuance of the Offered Common Stock, the consideration to be received therefor and related matters, (v) the terms of the issuance and sale of the Offered Common Stock have been duly established in conformity with the Certificate of Incorporation and the By-Laws so as not to violate any applicable law, the Certificate of Incorporation or the By-Laws or result in a default under or breach of any agreement or instrument binding upon the Company or any of its properties and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or any of its properties and (vi) certificates in the form required under the DGCL representing the Offered Common Stock are duly executed, countersigned, registered and delivered upon payment of the agreed upon consideration therefor, the shares of Offered Common Stock, when issued and sold in accordance with the applicable underwriting agreement with respect to the Offered Common Stock or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be duly authorized, validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.001 per share of Common Stock, and provided further that the number of shares sold, taken together with the number of previously issued shares, does not exceed the number of shares that the Company has authority to issue pursuant to the Certificate of Incorporation.

TCP Capital Corp.

November 1, 2013

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP